Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-157597
Issuer Free Writing Prospectus, dated June 13, 2011
Final Term Sheet for
EATON CORPORATION
Floating Rate Notes due 2014

Issuer:	Eaton Corporation

Securities Title:	Floating Rate Notes due 2014

Expected Ratings (Moody’s/S&P/Fitch)*:	A3 (stable) / A- (stable) / A- (stable)

Principal Amount:	$300,000,000

Pricing Date:	June 13, 2011

Expected Settlement Date:	T+3; June 16, 2011

Maturity Date:	June 16, 2014

Price to Public:	100% of principal amount

Coupon:	3-month USD LIBOR plus the spread

Spread:	Plus 33 basis points

Interest Payment Dates:	Quarterly on the 16th of March, June, September and December, commencing on September 16, 2011 and ending on the Maturity Date

Interest Reset Dates:	Same as Interest Payment Dates, excluding the Maturity Date

Initial Base Rate	3-month USD LIBOR, as determined on June 14, 2011

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc.
Morgan Stanley & Co. LLC
UBS Securities LLC

Co-Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
KeyBanc Capital Markets Inc.
Goldman, Sachs & Co.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Svenska Handelsbanken AB (publ)

Cusip/ISIN:	278058 DJ8 / US278058DJ82

*	Note: None of these ratings is a recommendation to buy, sell or hold the Notes. Each rating is subject to revision or withdrawal at any time and should be evaluated independently of any other rating.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 and UBS Securities LLC toll-free at 1-877-827-6444 (ext. 561-3884).